EXHIBIT 99


  For additional information, please contact:          Mr. Charles R. Ofner
                                                             (713) 496-5000

       July  19,  1995,         Houston,  Texas  ........  Reading &  Bates
  Corporation (RB-NYSE) reported net income of $2.4 million ($.02 income per share after preferred stock dividends of $1.2 million) on revenues of $50.4 million for the quarter ended June 30, 1995 compared to a net loss of $6.0 million ($.13 loss per share after preferred stock dividends of $1.2 million) on revenues of $39.5 million for the quarter ended June 30, 1994. The increase in revenues is largely attributable to higher fleet utilization. Utilization for the second quarter of 1995 was 83% compared to 69% for the second quarter of 1994.

       For the six months ended June 30, 1995 the Company reported net income of $2.1 million ($.01 loss per share after preferred stock dividends of $2.4 million), on revenues of $98.4 million compared to a net loss of $7.5 million ($.18 loss per share after preferred stock dividends of $2.4 million) on revenues of $81.9 million. Again, the increase in revenues is mainly attributable to higher fleet utilization. Utilization for the six months ended June 30, 1995 was 84% compared to 73% for the same period ended June 30, 1994.

      Paul B. Loyd, Jr. the Company's Chairman and CEO, said, "I am pleased to report a return to profitability for R&B in the second quarter. This trend should accelerate in the third and fourth quarters and 1996 as higher dayrate contracts already in place start to flow through our income statement. As we move into the third quarter, our core fleet is 100% contracted, and we expect a contract for our one idle standard jackup in the near future. Our recently announced contract award for the "JACK BATES" in the U.K. sector of the North Atlantic is indicative of the strength of the high specification semi market and should profit the Company over future months and years. We will strive to achieve similar rates for our other two fourth-generation rigs. The international jackup market remains firm, benefitting our nine 300 foot cantilever jackups, and our two drilling tenders are committed under contracts expected to last until the third quarter of 1996. Our floating production group remains active, particularly in the CG 254 project with Enserch and Mobil. I am happy to report that R&B is running smoothly with all cylinders firing as we enter the second half of 1995."

      Reading & Bates is a New York Stock Exchange listed company, engaging in offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services, and floating production systems to the upstream offshore oil and gas industry worldwide.

                 (financial highlights to follow)
                              # # #




                          READING & BATES CORPORATION
                               AND SUBSIDIARIES
                     CONSOLIDATED STATEMENT OF OPERATIONS
                    (in thousands except per share amounts)
                                  (unaudited)

                                  THREE MONTHS ENDED       SIX MONTHS ENDED
                                        JUNE 30,                 JUNE 30,
- -------------------------------------------------------------------------------
                                    1995        1994         1995        1994
- -------------------------------------------------------------------------------
OPERATING REVENUES              $  50,382   $  39,493    $  98,357   $  81,850
- -------------------------------------------------------------------------------
COSTS AND EXPENSES:
  Operating expenses               31,234      30,973       63,145      59,598
  Depreciation and amortization     7,380       7,121       14,813      14,041
  General and administrative        4,354       4,555        8,435       8,970
- -------------------------------------------------------------------------------
    Total costs and expenses       42,968      42,649       86,393      82,609
- -------------------------------------------------------------------------------
OPERATING INCOME (LOSS)             7,414      (3,156)      11,964        (759)
- -------------------------------------------------------------------------------
OTHER INCOME (EXPENSE):
  Interest expense                 (3,939)     (3,204)      (7,753)     (6,317)
  Interest income                     480       1,052          905       1,803
  Other, net                         (472)       (367)        (682)       (759)
- -------------------------------------------------------------------------------
    Total other income (expense)   (3,931)     (2,519)      (7,530)     (5,273)
- -------------------------------------------------------------------------------
INCOME (LOSS) BEFORE INCOME TAX
  EXPENSE AND MINORITY INTEREST     3,483      (5,675)       4,434      (6,032)

INCOME TAX EXPENSE                    569       1,174        1,732       2,082

MINORITY INTEREST                    (482)        811         (639)        585
- -------------------------------------------------------------------------------
NET INCOME (LOSS)                   2,432      (6,038)       2,063      (7,529)

DIVIDENDS ON PREFERRED STOCK        1,215       1,215        2,430       2,430
- -------------------------------------------------------------------------------
NET INCOME (LOSS) APPLICABLE
  TO COMMON STOCKHOLDERS        $   1,217   $  (7,253)   $    (367)  $  (9,959)
===============================================================================
NET INCOME (LOSS) PER COMMON
  SHARE                         $     .02   $    (.13)   $    (.01)  $    (.18)
===============================================================================
WEIGHTED AVERAGE NUMBER
  OF COMMON SHARES OUTSTANDING     59,737      55,487       59,725      55,488
===============================================================================




                    READING & BATES CORPORATION
                         AND SUBSIDIARIES
               CONDENSED CONSOLIDATED BALANCE SHEET
                          (in thousands)
                           (unaudited)

- -----------------------------------------------------------------
                                             6/30/95     12/31/94
- -----------------------------------------------------------------
ASSETS:
  Cash and cash equivalents                $  40,386    $  42,319
  Other current assets                        56,509       49,841
  Net property and equipment                 490,870      490,319
  Other assets                                 3,916        3,584
- -----------------------------------------------------------------
TOTAL ASSETS                               $ 591,681    $ 586,063
=================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY:
  Current liabilities                      $  96,926    $  92,062
  Long-term obligations                       81,286       81,937
  Other noncurrent liabilities                46,695       46,033
  Minority interest                           44,436       43,871
  Stockholders' equity                       322,338      322,160
- -----------------------------------------------------------------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY                     $ 591,681    $ 586,063
=================================================================